Famous Uncle Al’s Hot Dogs & Grille, Inc.
100 Mill Plain Road
Danbury, CT 06811

December 7, 2007

PRIVATE AND CONFIDENTIAL

Mr. John Kolaj

Jars Family Group, LLC

24 Sniffen Rd.

Armonk, NY 10504

Re:

Advisory Board

Dear Mr. John Kolaj:

This letter agreement (this “Agreement”) confirms our understanding that Famous Uncle Al’s Hot Dogs & Grille, Inc. and its subsidiaries (the “Company”) has engaged JARS FAMILY GROUP,LLC  (“Advisor”) to serve on the Company’s Advisory Board and to act as an advisor to the Company. The parties hereto agree that the services to be provided hereunder by Advisor will be rendered primarily by John Kolaj. Service on the Advisory Board shall commence immediately upon formation of Advisory Board.

1.

Retention

The Company hereby retains Advisor as the Company’s Advisory Board Member and advisor for the term of this Agreement.  Subject to the terms and conditions of this Agreement, Advisor accepts this retention.  Advisor agrees that in its capacity hereunder, it will use its commercially reasonable best efforts, consistent with its business judgment, to provide the services to the Company set forth herein.

2.

Services

The services to be performed by Advisor shall include:

(a)

Familiarizing itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Company;

(b)

Advising the Company with respect to its business plan and strategy;

(c)

Reviewing the Company’s presentation and marketing materials and other materials used to present the Company to prospective franchisees.

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3.

Fee Structure

(a)

Fee.  As compensation for entering into this Agreement, the Company will issue to Advisor or its designees Common Stock purchase warrants exercisable to purchase one million five hundred thousand (1,5000,000) shares of common stock of the Company.  The warrants will be exercisable immediately at an exercise price of $.40 per share.  The warrants will be exercisable for seven years from the date of issuance.  The holder of the warrants will be granted piggyback registration rights.

4.

Term

The term of this Agreement shall, except as otherwise mutually agreed, be for a period of two years from the date this Agreement is executed.

5.

Information

The Company will furnish to Advisor such data and information as the Company and Advisor mutually agree to be necessary or beneficial.  The Company represents and warrants that such data and information is or will be accurate and complete in all material respects.  The Company acknowledges that Advisor is relying, without independent verification, on the accuracy and completeness of all information furnished to Advisor as well as information available from public sources and other sources deemed reliable by Advisor.

6.

Confidentiality

Advisor agrees to keep non-public information about the Company confidential so long as it remains non-public, unless disclosure is required by law or requested by any governmental or regulatory agency or body (and if so required shall promptly notify the Company), and will not make any use thereof, except in connection with its services hereunder.

The Company agrees that all advice given by Advisor in connection with its engagement hereunder is for the benefit and use of the Company in considering the matter or transaction to which such advice relates, and the Company agrees that no such advice shall be used for any other purpose or be disclosed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Advisor be made without Advisor’s prior written consent, which consent shall not be unreasonably withheld.

7.

Indemnification

The Company agrees to indemnify and hold harmless Advisor and its affiliates, (and their respective control persons, directors, officers, agents and sub-agents), (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all losses, claims, damages, expenses or liabilities resulting from, relating to, or arising out of action taken or omitted to be taken by the Company in connection with the engagement of Advisor hereunder.  In addition, with respect to claims for indemnification hereunder, the Company agrees to reimburse each Indemnified Party for all reasonable out-of-pocket and direct expenses (including reasonable fees and expenses of counsel) as they are incurred by such Indemnified Party in

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connection with investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which any Indemnified Party is named a party.

Notwithstanding the foregoing, the Company shall not be liable to an Indemnified Party in respect to any loss, claim, damage, liability or expense to the extent the same is determined, in a final judgment by a court of competent jurisdiction, to have resulted primarily and directly from the gross material negligence or willful misconduct of such Indemnified Party.

In the event of the assertion against Advisor of any claim or the commencement of any action or proceeding, the Company shall be entitled to participate in such action or proceeding, and in the investigation of such claim, and after written notice to Advisor, to assume the investigation or defense of such claim, action or proceeding with counsel of the Company’s choice at the Company’s expense; provided however, that such counsel shall be reasonably satisfactory to Advisor.  Notwithstanding the Company’s election to assume the defense or investigation of such claim, action or proceeding, Advisor shall have the right to employ separate counsel (and local counsel, if necessary) and to participate in the defense or investigation of such claim, action or proceeding, and the Company shall advance and bear the expense (including reasonable fees and disbursements) of such separate counsel.  In the event that the Company shall have assumed the defense or investigation of any claim, action or proceeding, the Company may not settle any such claim, action or proceeding without the written consent of any Indemnified Party named as defendant therein.

If for any reason the foregoing indemnification is unavailable to Advisor or is insufficient to hold it harmless as contemplated herein then the Company shall contribute to the amount paid or payable by the Indemnified Party as result of such loss, claim, liability or expense in such proportion as it appropriate to reflect not only the relative benefits received by the Company and its affiliates, on the one hand, and the Indemnified Party, on the other hand, but also the relative fault of the Company and its affiliates and Advisor, as the case may be, as well as any other relevant equitable considerations.

8.

Governing Law

This Agreement will be deemed made in New York and will be exclusively governed by the laws of the State of New York without regard to the conflict of law principles contained therein. Any dispute arising hereunder, if not settled by mutual agreement, shall be settled by arbitration. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association by a single arbitrator appointed in accordance with such rules. Arbitration shall take place in New York, New York.  The Company irrevocably submits to the jurisdiction of any court of the State of New York, for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company.  Each of the Company and Advisor hereby knowingly, voluntarily and irrevocably waive any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this Agreement and the transactions contemplated hereby.

9.

Independent Contractor.

The Company acknowledges and agrees that (a) Advisor will act as an independent contractor and is being retained solely to assist the Company in an advisory capacity; and (b)

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Advisor is not and will not be construed as a fiduciary of the Company or any affiliate thereof and will have no duties or liabilities to the equity holders or creditors of the Company, affiliates of the Company or any other Person by virtue of this Agreement and the retention of Advisor hereunder, all of which duties and liabilities are hereby expressly waived. Neither equity holders nor creditors of the Company are intended beneficiaries hereunder.  The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

10.

Survival

The fee, expense reimbursement and indemnification obligations of the parties contained herein shall survive the termination of this Agreement for any reason.

11.

Notice

Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered to (a) Famous Uncle Al’s Hot Dogs & Grille Inc., 100 Mill Plain Road, Danbury, CT 06811, Attention: Paul Esposito; and (b) John Kolaj c/o Jars Family Group.LLC., 24 Sniffen Rd., Armonk, NY 10504.

12.

Sole and Entire Agreement; Binding Effect

This Agreement is the sole and entire agreement between the parties pertaining to its subject matter and supersedes all prior agreements, representations and understandings of the parties.  No modification of this Agreement shall be binding unless agreed to in writing by the Company and Advisor.  This Agreement shall be binding on and shall inure to the benefit of the successors and assigns of the parties hereto provided that neither this Agreement nor any of the rights, undertakings or obligations hereunder may be assigned by either party without the prior written consent of the other party.

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Kindly indicate your assent to the terms and conditions of our understanding by signing this Agreement, whereupon this Agreement shall constitute a binding contract between the Company and Advisor.  Please return one copy of this Agreement (the other copy of which is for your files) to Advisor.

Very truly yours,

JARS FAMILY GROUP, LLC

By ______________________________

John Kolaj

Partner

The foregoing has been read, understood and approved, and the undersigned does hereby agree to retain Advisor upon the terms and conditions contained herein. By execution hereof, the undersigned represents full power and authority to bind Famous Uncle Al’s Hot Dogs & Grille, Inc. to the terms and conditions hereof.

Agreed and accepted this 7th day of December, 2007:

FAMOUS UNCLE AL’S HOT DOGS & GRILLE, INC.

By

/s/  Paul Esposito

Paul Esposito

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